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Exhibit 99.1

     RAPTOR NETWORKS TECHNOLOGY ANNOUNCES CONVERSION TO LICENSING MODEL AND
                 INFRASTRUCTURE COST REDUCTION TO CONSERVE CASH


         Santa Ana, Calif. September 15, 2008 - Raptor Networks Technology, Inc. (OTC Bulletin Board: RPTN.OB - NEWS), provider of the world's first distributed network switching architectures, today announced that it planned to convert to a licensing and technology transfer model as a primary focus for the operation of its business to conserve cash.

         "Raptor's sales efforts have not produced revenues to date sufficient to support its operating strategy and the Company does not believe that it is advisable to seek additional outside financing in support of our current operating model at this time," noted Raptor Networks Technology Chairman and CEO Tom Wittenschlaeger. "The conversion to a licensing model as a primary focus in which we attempt to generate value through the licensing of our intellectual property will allow us to greatly reduce our costs of future operations and conserve the cash that we have. While we will continue to rigorously pursue new product opportunities, there can be no assurance that our new model will generate sufficient revenues to support even our reduced SG & A expense. In the event that we are unable to generate sufficient revenue, Raptor may be forced to sell its assets, cease its operations or file a bankruptcy petition under the US Bankruptcy Code."


About Raptor Networks Technology, Inc.

Raptor Networks Technology, Inc. has developed the world's first "distributed fabric" network switching architectures, all open-standards based, that benefit networks that provide newer latency-sensitive services such as video, VOIP, high speed server and storage clustering and the like. This patented Distributed Network Switching Technology enables new network build outs and performance upgrades of traditional chassis-based installations in a highly cost effective manner. Management believes that the unique advantage Raptor provides is speed over distance: data transport at wire speed, in hardware, between spatially separated network elements. Enhanced network reliability, lower power consumption and reduced form factor combine to enable significant savings in both acquisition costs as well as operating expense. Raptor's network switching products engender the feature set and versatility to run the most advanced new data applications.

For additional information please see www.raptor-networks.com.

SAFE HARBOR STATEMENT

The statements in this release relating to future product availability, collaboration and partnership, and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, demand for Raptor Networks' products, the future market price of RPTN common stock and the Company's ability to obtain necessary future financing.


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Contacts:
Raptor Networks Technology, Inc.
Tom Wittenschlaeger, CEO
Bob Van Leyen, CFO
949-623-9300